SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)             December 21, 2004
                                                --------------------------------


Commission         Registrant, State of Incorporation,        I.R.S. Employer
File Number        Address and Telephone Number               Identification No.

1-6468             Georgia Power Company                       58-0257110
                   (A Georgia Corporation)
                   241 Ralph McGill Boulevard, N.E.
                   Atlanta, Georgia 30308
              .     (404) 506-6526

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 8.01.        Other Events.
                  ------------

         See Item 7 - Management's Discussion and Analysis - "Future Earnings Potential - Other Matters" of Georgia Power Company ("Georgia Power") and Note 3 to the financial statements of Georgia Power under "Retail Rate Orders" in Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2003 and Note (I) to the Condensed Financial Statements in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, for information on Georgia Power's existing retail rate order and its rate increase request filed with the Georgia Public Service Commission ("Georgia PSC") in July 2004.
         On December 21, 2004, the Georgia PSC voted to approve a new three-year retail rate plan for Georgia Power ending December 31, 2007 ("2004 Plan"). Under the terms of the 2004 Plan, earnings will be evaluated against a retail return on common equity range of 10.25 percent to 12.25 percent. Two-thirds of any earnings above 12.25 percent will be applied to rate refunds, with the remaining one-third retained by Georgia Power. Retail rates will be increased by approximately $194 million effective January 1, 2005 to cover the higher costs of purchased power; operating and maintenance expenses; environmental compliance; and continued investment in new generation, transmission and distribution facilities to support growth and ensure reliability.
         See Item 7 - Management's Discussion and Analysis - "Future Earnings Potential - FERC Matters - Market-Based Rate Authority" of Georgia Power and
Note 3 to the financial statements of Georgia Power under "FERC Matters" in Item 8 of the Annual Report on Form 10-K for the year ended December 31, 2003 and Note (J) to the Condensed Financial Statements in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, for information on the Plant McIntosh construction project, which is jointly owned by Georgia Power and Savannah Electric and Power Company. In the 2004 Plan, the Georgia PSC approved the transfer of the Plant McIntosh construction project, which is scheduled for completion in June 2005, at a total fair market value of approximately $385 million. This value reflects an approximate $16 million disallowance from the total original transfer cost of approximately $401 million. This disallowance will reduce Georgia Power's 2004 net income by approximately $8 million. The Georgia PSC also certified the total completion cost of the project; thus, if the actual cost exceeds the certified amount, additional disallowances may occur upon completion. Under the 2004 Plan, the Plant McIntosh impact will be reflected in rates evenly over the three years ending 2007.
         Georgia Power will not file for a general base rate increase unless its projected retail return on common equity falls below 10.25 percent. Georgia Power is required to file a general rate case on July 1, 2007, in response to which the Georgia PSC would be expected to determine whether the rate order should be continued, modified or discontinued.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 21, 2004                             GEORGIA POWER COMPANY



                                                     By /s/Wayne Boston
                                                          Wayne Boston
                                                       Assistant Secretary